EXHIBIT 11

COMPUTATION OF LOSS PER COMMON SHARE

                                                                                Year Ended December 31,
                                                                             ----------------------------
                                                                                 1999            1998
                                                                             ------------    ------------
Diluted net loss per share:
     Net loss to common shareholders .....................................   $(26,647,000)   $(56,388,000)
                                                                             ============    ============
     Average number of shares outstanding ................................     11,442,921      11,421,933
     Net effect of dilutive stock options - based on treasury stock method             --              --
                                                                             ------------    ------------
     Total average shares ................................................     11,442,921      11,421,933
                                                                             ============    ============
     Fully dilutive net loss per share ...................................   ($      2.33)   ($      4.94)
                                                                             ============    ============